Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 15th day of October, 2018 (the “Effective Date”), by and between Global Clean Energy Holdings, Inc. (“GCEH” or  “Company”), and Richard Palmer (hereinafter, “Executive,” and collectively with the Company, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are currently party to an Employment Agreement between the Parties dated December 31st , 2014. the (“Employment Agreement”); and

WHEREAS, the Parties wish modify the terms and conditions of Executive’s employment with the Company and supersede and replace the Employment Agreement in its entirety; and

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue such employment with the Company under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

EMPLOYMENT; TERM; DUTIES

1.1Employment.  Pursuant to the terms and conditions hereinafter set forth, the Company hereby continues to employ Executive as Chief Executive Officer and President of the Company.

1.2Term.  Executive’s Term of employment with Company shall be five (5) years from the date of execution of this agreement.  Company shall not terminate Executive’s employment for any reason other than those stated in paragraph 3.1 herein, which reasons shall constitute cause.  Any failure of Company to comply with the express terms of this agreement shall constitute a material breach and shall entitled Executive to all remedies provided in law or equity. The Term provided for herein shall not be amended except by a writing executed both by Company and by Executive.

1.3Duties and Responsibilities.  Executive shall perform such administrative, managerial and executive duties for the Company (and its subsidiaries if and when directed by the Board of Directors of the Company (the “Board”)) as are prescribed by applicable job specifications for the CEO and the Bylaws of the Company, such tasks and responsibilities as are customarily vested in and incidental to such positions, and such other duties, consistent with the Company’s Bylaws, as may be assigned to him from time to time in writing, by the Board.

1.4Exclusive Employment.  Executive shall devote all of Executive’s business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business, board membership or occupation without the prior written consent of the Board (which shall not be unreasonably withheld), including, without limitation, any activity that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. As of the date of this Agreement, Executive has sought and received the consent of the Board to operate his personal investment company JTBH Investments, Inc. and the Center for Sustainable Energy Farming (CfSEF) so long as such service does not conflict with any of Executive’s other obligations to Company as set forth in this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from engaging in activities for Executive’s personal investments, residing on boards of other companies, religious, charitable, community or non-for-profit activities that do not conflict or interfere with his ability to fulfill his duties and responsibilities to the Company

1.5Board of Directors.  The Board shall nominate Executive to be elected to serve on the Board at each meeting of the Company’s shareholders held to elect directors, consistent with the provisions of Bylaws and Articles of Incorporation of the Company, as amended and in effect from time to time. Executive understands and agrees that his nomination and continued position as a member of the Company’s Board is expressly conditioned on his continued employment or ownership of more than 10% of the outstanding shares of Company Should Executive’s employment as CEO of the Company terminate, and, Executive’s ownership of outstanding shares of Company fall below 10%, Executive will be deemed to have resigned his position as a member of the Company’s Board of Directors and Executive will voluntarily take all steps necessary to effectuate his resignation from the Company’s Board.

1.6Indemnification and Insurance.  The Company agrees to indemnify the Executive for his role as President, CEO and Board Member.  A separate indemnity agreement will be executed to fulfil this requirement. The Company will also obtain and maintain directors’ and officers’ liability insurance covering the Executive for services rendered to the Company (and its subsidiaries if and when directed by the Board) while Executive is a director or officer of the Company.  The Company will procure a Directors and Officers Insurance Tail Policy in the amount of no less than Two Million Dollars ($2,000,000) insuring past actions of the Company’s director and officers to fully cover the period when previous coverage lapsed, to provide continuous coverage.

1.7Covenants of Executive

1.7.1Best Efforts.  Executive shall report directly to the Board and shall devote his best efforts to the business and affairs of the Company (and its subsidiaries if and when directed by the Board).  Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules, regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder.

1.7.2Records.  Executive shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so, in writing, by the Board.

1.7.3Compliance.  Executive shall use his best efforts to maintain the Company’s compliance with all SEC rules, regulations and reporting requirements for publicly traded companies, including, without limitation, overseeing, and  preparing and filing with the SEC all periodic reports the Company is required to file under the Act and the Exchange Act of 1934 (as amended, the “Exchange Act”).  Executive shall at all times comply, and cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, or as otherwise recommended by SEC counsel, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

1.7.4Code of Conduct.  For such period as when Executive is employed hereunder, Executive shall at all times conduct himself with the highest ethical standards, and shall at all times adhere to Code of Conduct attached hereto as Exhibit A.

1.7.5Opportunities.  The Executive shall make available to the Company and present to the Board all business opportunities of which he becomes aware, which are relevant to the business of the Company (and its subsidiaries), and to no other person or entity or to himself individually.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1Base Salary.  For the duration of the Term, for all services rendered by Executive hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, an annual base salary (“Base Salary”) of $300,000.  The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis.

2.2Past Compensation.  The Company and Executive hereby acknowledge and agree that Executive is owed deferred compensation less applicable taxes and withholdings for past services rendered to the Company. Executive represents that except as provided in this Section 2.2, as of the Effective Date, Executive has been paid all compensation and benefits due and owing to Executive by the Company and Executive has no outstanding claims for compensation, benefits or other causes of action against the Company up to the Effective Date of this Agreement.

2.3Bonus Compensation.

2.3.1 Annual Bonus - Executive will be eligible to earn an annual bonus (the “Bonus”) based on Executive’s achievement of certain bonus objectives (Objectives”) established by the Executive subject to the approval of the Compensation Committee of the Board (“Compensation Committee”).  It shall be the joint obligation of the Executive and the Compensation Committee to develop and agree to written achievable Objectives within the first forty five (45) days of the applicable bonus year.  Any annual Bonus and any Bonus to be awarded, if any, will be solely based upon achievement of the written Objectives. The sole responsibility of the Compensation Committee with regard to Executive’s bonus is to determine whether the written objectives have been met. The target amount of the Bonus for any given employment year, assuming that all of the target milestones are met, shall be an amount equal to fifty percent (50%) of the Base Salary in effect for the applicable year.  Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that the Compensation Committee shall, in accordance with NASDAQ rules and regulations for publicly traded companies, comprise independent directors of the Board only.  In the event that the Company has not established a Compensation Committee, the independent directors of the Board shall determine whether the Objectives have been satisfied. The amount of the annual bonus, if any, shall be determined by the Compensation Committee, based upon a pre- established formula based upon Executive’s achievement of the Objectives. In order to be eligible to receive the full amount of any annual bonus, Executive must be employed by the Company on the last day of the year in which the annual bonus is earned. The annual bonus, if any, shall be paid in the calendar year following the calendar year for which the annual bonus is due, but in any event no later than March 15 of such year, provided that if the Company’s annual financial statements have not been audited and approved by the Board prior to such date, and if an audit later determines that the Objectives were not achieved at the levels on which the bonus was paid to Executive, then within five (5) business days after such determination, Executive shall return any overpaid sums to Company. If the Company is unable to pay any Bonus or other Compensation from the execution date of this Agreement, the outstanding amount will accrue simple interest at the rate of (five) 5% per annum..

2.3.2 Equity Incentive Option.  Concurrently with the execution of this Agreement, the Company shall grant Executive an option (the “Equity Incentive Option”) to purchase 110 million shares of the Company’s common stock at an exercise equal to the fair market price of the Company’s common stock on the Effective Date.  The Equity Incentive Option shall vest according to the schedule set forth below, and will expire five (5) years after the Effective Date:

a.When the Company’s Market Capitalization reaches $7 million, the Equity Incentive Option shall vest with respect to 30 million shares (such shares, the “First Tranche”) of the Company’s common stock subject thereunder; and

b.When the Company’s Market Capitalization reaches $15 million, the Equity Incentive Option shall vest with respect to 40 million shares (such shares, the “Second Tranche”) of the Company’s common stock subject thereunder; and

c.When the Company’s Market Capitalization reaches or exceeds $25 million, the Equity Incentive Option shall vest with respect to the remaining 40 million shares (such shares, the “Third Tranche”) shares of the Company’s common stock subject thereunder.

For purposes of the Agreement, the term “Market Capitalization” shall mean the product of the number of shares of common stock issued and outstanding at the time Market Capitalization is calculated, multiplied by the average closing price of the common stock for the thirty (30) consecutive trading days prior to the date of calculation of Market Capitalization as reported on the principal securities trading system on which the Company’s common stock is then listed for trading, including the Pink Sheets, the NASDAQ Stock Market, the OTC Bulletin Board, or any other applicable stock exchange.

2.4Business Expenses.  The Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment and other business expenses customarily reimbursed to senior executives of the Company in connection with the performance of their duties on behalf of the Company.  Such reimbursement shall be made by Company to Executive no later than fifteen (15) days after submission of written expense reports by Executive to Company.

2.5Other Benefits.  During Executive’s employment with the Company, Executive shall be entitled to the following benefits:

2.5.1Executive shall be entitled to participate in the Company’s employee stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time, to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives; and

2.5.2Executive shall be entitled to receive coverage for services rendered to the Company (and its subsidiaries if and when directed by the Board) while Executive is a director or officer of the Company under any director and officer liability insurance policy(s) maintained by the Company from time to time; and

2.5.3Company shall pay for, or on behalf of Executive, or reimburse the Executive, the full cost of Executive’s and Executive’s family health insurance plan. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time to the extent permissible by law without providing Executive notice, and the right to do so is expressly reserved.

2.6Vacation.  Executive shall be entitled to four (4) weeks vacation time each calendar year with full pay. Any unused vacation leave as of December 31st of the calendar year will be either be paid in cash compensation at the same rate as the Executives base salary or the unused vacation time can be rolled forward to the following year(s), at the Executives option. If taken as cash compensation, such payment shall be made to Executive by January 15th of the following calendar year.

2.7Withholding.  The Company may deduct from any compensation payable to Executive (including payments made pursuant to this Article II or in connection with the termination of employment pursuant to Article III of this Agreement) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1Termination of Employment

Executive’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1upon the death of Executive; or

3.1.2upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period; or

3.1.3upon delivery to Executive of written notice of termination by the Company for Cause; or

3.1.4upon delivery of written notice from Executive to the Company for Good Reason.

3.2Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1In connection with Paragraph 3.1 herein, “Cause” shall mean any of the following:

(a)Executive materially breaches any obligation, duty,  or covenant under this Agreement, which breach is not cured or corrected within thirty (30) days of receipt by Executive of written notice thereof from the Company (except for breaches of Article IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(b)Executive commits any act of misappropriation of funds or embezzlement; or

(c)Executive commits any act of fraud; or

(d)Executive is convicted of, or pleads guilty or nolo contendere to any charge of theft, fraud, a crime involving moral turpitude,; or

(e)Executive breaches the Company’s Code of Conduct attached hereto as Exhibit A or code of ethics as in effect from time to time.

3.2.2In connection with Paragraph 3.1 herein, “Good Reason” shall mean:  (a) without Executive’s consent, the Company changes Executive’s position or duties to such an extent that his duties are no longer consistent with the positions of President and CEO of the Company, or (b) Company materially breaches any term of this Agreement; provided that, in each case, “Good Reason” shall not exist unless Executive first provides the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and such acts or omissions are not cured within thirty (30) days following the Company’s receipt of such notice.

3.2.3“Termination Date” shall mean the date on which Executive’s employment with the Company hereunder is terminated.

3.3Effect of Termination

3.3.1If Executive’s employment is terminated  for Good Reason , in addition to Company’s payment of all outstanding sums due and owing to Executive at the time of separation, the Company shall pay Executive an amount equal to twelve (12) months of Executive’s then-current Base Salary in the form of salary continuation (the “Severance Payments”), plus payment of Executive’s and Executive’s family medical insurance premium.  At such time when Executive’s employment with the Company is terminated, and as a condition to Executive’s right to receive any benefits pursuant to this Section 3.3.1, shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s separation from service hereunder. The Release of Claims shall specifically exclude all unpaid wages (and bonus payments) due and owing to Executive as of the date of separation. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Payments.  Further, to the extent that any of the Severance Payments constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s separation from service hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Payments shall thereafter be provided to Executive according to the applicable schedule set forth herein. In the event Executive executes a Release of Claims pursuant to this paragraph and, thereafter, Company fails to pay any sum due and owing to Executive under this paragraph 3.3.1, then the Executive shall have the right, but not the obligation to convert outstanding sums due to Executive to GCEH Corporate stock at the then market price of the stock.

3.3.2Notwithstanding the reason for termination of Executive’s employment, Executive shall be entitled to:

(a)all benefits payable under applicable benefit plans in which Executive is entitled to participate pursuant to Section 2.5 hereof through the Termination Date, subject to and in accordance with the terms of such plans; and

(b)any accrued but unused vacation earned by Executive through the Termination Date pursuant to Section 2.6 hereof,  paid out in accordance with legal requirements; and

(c)reimbursement for any business expenses incurred by Executive prior to Termination Date in accordance with Section 2.4 of this Agreement.

3.3.3If Executive’s employment is terminated for death or disability Executive or Executive’s estate shall be entitled to all severance benefits (including, without limitation, the Severance Payments) under this Agreement as well as retaining any options vested as of the date of termination.

ARTICLE IV

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION AND RESTRICTIVE COVENANTS

4.1Inventions.  All processes, technologies and inventions relating to the business of the Company (and its subsidiaries) (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Executive, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Executive to the Company.  The Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

4.2Confidential/Trade Secret Information/Non-Disclosure.

4.2.1Confidential/Trade Secret Information Defined.  During the course of Executive’s employment, Executive will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company.  For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries.  Executive and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, etc.):  all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above.  Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company, including its subsidiaries, affiliates and predecessors, during the term of Executive’s employment with the Company.  Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

4.2.2Restriction on Use of Confidential/Trade Secret Information.  Executive agrees that his/her use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(a)Non-Disclosure.  Executive agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Executive’s job duties to the Company under this Agreement.

(b)Non-Removal/Surrender.  Executive agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement.  Executive further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of this Agreement, and that he shall not thereafter retain any copies of any such materials.

4.2.3Prohibition Against Unfair Competition/ Non-Solicitation of Customers. Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information.  Executive agrees that during the twelve month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Executive’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

4.3Non-Solicitation of Employees.  Executive agrees that during the twelve month period following the Termination Date, he shall not, directly or indirectly, solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

4.4Non-Solicitation During Employment.  During his employment with the Company, Executive shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

4.5Conflict of Interest.  During Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company.

4.6Breach of Provisions.  If Executive breaches any of the provisions of this Article IV, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article IV.

4.7Reasonable Restrictions.  The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Article IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

4.8Special Definition.  For purposes of this Article IV, the term “Company” shall be deemed to include any subsidiary of the Company.

ARTICLE V

MISCELLANEOUS

5.1Section 409A.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision.  Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code.  Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.  To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’ expense reimbursement policies.  Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.  Notwithstanding any provision in this Agreement to the contrary, if on the date of his termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.  Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

5.2Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns.  Executive may not assign any of his rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

5.3Notices.  Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 5.2:

If to the Company:	Global Clean Energy Holdings, Inc. 2790 Skypark Drive, Suite 105 Torrance, CA 90505 Attention: David R. Walker
With a copy (which shall not constitute notice) to:	Troy & Gould 1801 Century Park East, 26th Floor Los Angeles, CA 90067 Attention: Istvan Benko, Esq. Telecopy No.: (310) 789-1490
If to Executive:	Richard Palmer 3806 Newton Street Torrance, CA 90505 Telephone: (310) 373-2603 Facsimile: (310) 373-2603
With a copy (which shall not constitute notice) to:	Eileen Darroll, Esq. PO Box 1293 Torrance, CA 90505 Tele: (310) 480-3124

5.4Severability.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein.  In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

5.5Waiver.  No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

5.6Entire Agreement.  This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.  This Agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

5.7Amendment.  No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the Parties.

5.8Authority.  The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

5.9Attorneys’ Fees.  If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

5.10Captions.  The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

5.11Governing Law.  This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

5.12Arbitration.

5.12.1Scope.  To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, , constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law, excluding any claim for wages under the California Labor Code ,or any claim relating to the Company’s failure to pay wages.  For the purpose of this agreement to arbitrate, references to “Company” include all subsidiaries or related entities and their respective executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall only apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

5.12.2Arbitration Procedure.  To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.  The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes for Judicial Arbitration and Mediation Services (“JAMS”). The Arbitrator is to be selected by the mutual agreement of the Parties.  If the Parties cannot agree, the Superior Court will select the arbitrator.  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law.  The award shall be binding, and the Parties agree to abide by and perform any award rendered by the arbitrator.  The arbitrator shall issue the award in writing, and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.  In the event either the Company or Executive initiates the arbitration proceeding, Company shall bear the total cost of the arbitration filing, hearing fees, and the entire cost of the arbitrator.

5.13Survival.  The termination of Executive’s employment with the Company pursuant to the provisions of this Agreement shall not affect Executive’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Executive’s obligations under Article IV of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GLOBAL CLEAN ENERGY HOLDINGS, INC., By: /s/ DAVID R. WALKER Name: David R. Walker Title: Chairman of the Board
/s/ RICHARD PALMER Richard Palmer

EXHIBIT A

CODE OF CONDUCT

Honesty and Integrity

Our business is based on mutual trust, honesty and integrity in all of our affairs, both internally and externally.  This philosophy must be respected at all times.  Each of us must be truthful in our business dealings with each other, and with our auditors, legal counsel, regulators and loan review and compliance staffs.  Illegal, dishonest and fraudulent acts are grounds for termination.  Making false materials statements or otherwise material misleading internal or external auditors, attorneys, regulators or loan review and compliance personnel is prohibited.  You must never intentionally withhold or fail to communicate material information that is requested in connection with an appropriately authorized investigation or review.  Any concealment of material information is a violation of your employment agreement, which may result in termination of your employment with the Company.

Protecting Corporate Assets

You are responsible for safeguarding the assets of the Company.  Company assets must not be used for personal benefit.  The Company’s assets include, but are not limited to, all of its properties, including intellectual properties, business information, cash, and securities.  Misappropriation of Company assets is a violation of your employment agreement, which may result in termination of your employment with the Company.

Accuracy of Company Records and Reports

The Company is committed to maintaining records, data and information that are materially accurate and complete so as to permit the Company to make timely and accurate disclosures to its regulators and to its shareholders.  You are responsible for the integrity of the information, reports and records under your control.  Records must be maintained in sufficient detail so as to reflect accurately the Company’s transactions and activities.  Company’s financial statements must be prepared in accordance with generally accepted accounting principles (“GAAP”) and fairly represent, in all material respects, the financial condition and results of the Company.  To accomplish full, fair, and accurate reporting, you must use your best efforts to ensure that financial reports issued by the Company are timely, accurate, understandable, and complete.

Compliance With Laws

The Company’s activities shall be in full compliance with all applicable laws and regulations.  When such laws or regulations are ambiguous or difficult to interpret, you should seek advice from the Company’s outside legal counsel.

Conflicts Of Interest

You must conduct your private, business, and personal activities in a manner that avoids conflict with your ability to act solely in the interests of the Company.  A conflict of interest may arise if you have interests of any nature that compromise your ability to act objectively and in the best interests of the Company.  Conflicts may arise directly or through your family members or through business or other entities in which you or your family members have an interest.    In situations where a conflict is present, you must seek Board approval for the perceived conflict or you must disqualify yourself from direct involvement with the transaction or relationship between that person and the Company where the conflict exists, except as set forth in Section 1.6 herein.

Business Ventures with Customers

You may not enter into or participate with the Company’s customers in business ventures without the approval of a majority of the Governance & Compliance Committee of the Board.

Acting as a Fiduciary

Officers may not assume the responsibility of executor, administrator, trustee, guardian, custodian, attorney-in-fact under a power of attorney, or any other fiduciary capacity (except with respect to matters involving direct family relationships) without the approval of a majority of the Governance & Compliance Committee of the Board.

Company Opportunities

You must not take for yourself any opportunity that belongs to the Company.  Whenever the Company has been seeking a particular business opportunity, or the opportunity has been offered to the Company, or the Company’s funds, facilities or personnel have been used in developing the opportunity, that opportunity rightfully belongs to the Company and not to its employees.

Investments in Customers or Suppliers

Because investments are an area in which conflicts of interest can very easily develop, you should obtain prior approval from a majority of the Governance & Compliance Committee of the Board before investing directly or indirectly in the business of a customer or supplier of the Company, other than a Permitted Public Company Interest, as defined above.  Under no circumstances should you acquire an equity interest in a company that is a customer or supplier at a price which is more favorable than the price offered to the general public.  If you own a direct or indirect interest in a business or other entity that becomes a customer or supplier, you should notify a majority of the Governance & Compliance Committee of the Board of the Board as soon as the underlying facts are known to you.

Business Expenses

You must have all business-related expenses approved by the Chairman of the Board of Directors and the Chief Financial Officer of the Company.  You must carefully observe expense account regulations and guidelines.  Falsification of an expense account is considered to be a misappropriation of corporate funds and may constitute grounds for disciplinary action, and depending on the severity, dismissal.

Bequests from Customers

You may not accept a bequest or legacy from a customer, unless the customer is your immediate family member.  However, there may be an occasional instance when a bequest from a non-relative customer is based upon a relationship other than the normal business relationship, which arises between you and a customer.  In such a situation, full consideration by a majority of disinterested members of the Governance & Compliance Committee of the Board, will be given to approving receipt of the bequest.

Gifts from Customers

You shall not solicit or accept for yourself, or for a third party, anything of material value in return for, or in connection with, any business, service, or activity of the Company.  You shall not accept a gift in circumstances where his or her business judgment was influenced by such gift.  You shall not allow an immediate family member or business associate to accept a gift, services, loans or preferential treatment in exchange for a past, current, or future business relationship with the Company.

Disclosure of Potential Conflicts of Interest

You shall immediately disclose to a majority of disinterested members of the Governance & Compliance Committee of the Board all situations that possess a potential for conflict of interest.

Political Donations

You are prohibited from making any contribution to political candidates on behalf of the Company, without the approval of the Board of Directors.  You also may not make any contributions of anything of value in connection with any federal, state or local candidate’s election without the approval of the Board of Directors.  The Company makes, and discloses fully, contributions in state and local elections for the purpose of supporting ballot propositions that are in the interests of the Company and its several constituencies.  Any proposal for political contributions on behalf of the Company or a group of Company employees should be referred for approval to a majority of disinterested members of the Governance & Compliance Committee of the Board.

Confidential Information

You shall not use confidential and nonpublic information in any manner for personal advantage or to provide advantage to others.

Insider Trading

You must at all times comply with all laws and regulations concerning insider trading.  In general, you are prohibited by applicable law from trading in the securities of any company while in possession of material, nonpublic information (also known as “inside information”) regarding that company.  This prohibition applies to the Company’s securities as well as to the securities of other companies, including the Company’s customers and suppliers, and to transactions for any account of the Company, client account or personal account.  It is also illegal to “tip” or knowingly pass on inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse such information by trading in securities or passing such information on further, even if you do not receive any monetary benefit.

Investment Prudence

You must not use your position at the Company to obtain leverage with respect to any investment, including investments in publicly traded securities, and should not accept preferential treatment of any kind based on your position with the Company in connection with your investments.

Cross - Selling Services/Tying Restrictions.

“Tying” arrangements, whereby customers are required to purchase or provide one product or service as a condition for another being made available, are unlawful in certain instances.  You should consult the Company’s outside legal counsel for advice on tying restrictions.  The Company prohibits any such unlawful requirements.

Anti - Competitive Practices.

The Company is subject to complex laws (known as “antitrust laws”) designed to preserve competition among enterprises and to protect consumers from unfair business arrangements and practices.  You should avoid discussion of competitively sensitive topics, such as prices, pricing policies, costs and marketing strategies (except as reasonably required by your job duties).

Anti – Money Laundering Compliance.

Money laundering is the process of converting illegal proceeds so that funds are made to appear legitimate, and it is not limited to cash transactions.  The Company is obligated by law to join with governments, international organizations and members of the financial services industry to help prevent money laundering.  You must follow all of anti-money laundering policies and procedures.

Nondiscrimination.

The Company endeavors to make all decisions responsibly, constructively and equitably without bias as to race, color, creed, religion, national origin, sex, marital status, age, veteran’s status or membership in any other protected class or receipt of public assistance.  Failure to do so is against Company policy.

Misleading Statements.

You shall not make knowingly false or misleading remarks about suppliers, customers, or competitors, or their products and services.

Corporate Gifts to Others.

You must use care in connection with gifts to others.  If a gift could be viewed as consideration for business, you should not make the gift.

Entertainment.

Legitimate entertainment of reasonable value is an accepted practice to the extent that it meets all standards of ethical business conduct and involves no element of concealment.

Other Remuneration.

In the conduct of the Company’s business, no bribes, kickbacks or similar remuneration or consideration of any kind are to be given or offered to any individual or organization for any reason whatsoever.

Equal Employment Opportunity.

The Company is an equal opportunity employer and you are expected to comply with all laws concerning discriminatory employment practices.  Advancement at the Company is based on talent and performance.  In addition, retaliation against individuals for raising claims of discrimination is prohibited.

Harassment and Intimidation.

The Company prohibits sexual or any other kind of harassment or intimidation by any Employee, Officer, or Director of the Company.  Harassment, whether based on a person’s race, gender, religion, national origin, disability, sexual orientation, or socioeconomic status, is completely inconsistent with our tradition of providing a respectful, professional workplace.  You must never use company systems to transmit or receive electronic images or text of a sexual nature or containing ethnic slurs, racial epithets or any other material of a harassing, offensive or lewd nature.